Exhibit 99.1

Investor Contact:	Company Contact:
Sharon Merrill Associates	Thomas W. Bennet, Jr., CFO
(617) 542-5300	(978) 970-5600
trr@investorrelations.com	tbennet@trcsolutions.com

TRC Announces Second-Quarter Fiscal 2011 Financial Results

Company Generates Operating Income of $2.9 Million on Net Service Revenue Growth of 11%

Lowell, MA, February 2, 2011 - TRC Companies, Inc. (NYSE: TRR), a recognized leader in engineering, consulting, and construction management services to the energy, environmental, and infrastructure markets, today announced financial results for the fiscal three and six month periods ended December 24, 2010.

Financial Highlights

	Three Months Ended		Six Months Ended
	December 24,	December 25,	December 24,	December 25,
(In millions, except per share data)	2010	2009	2010	2009

Net service revenue*	$60.3	$54.2	$117.9	$111.2

Operating income (loss)	$2.9	$(1.5)	$6.3	$(1.2)

Federal and state income tax (provision) benefit	$(0.2)	$4.5	$(0.7)	$4.4

Accretion charges on preferred stock	$(3.5)	$(1.2)	$(7.3)	$(2.1)

Net (loss) income applicable to TRC Companies, Inc.'s common shareholders	$(1.0)	$3.3	$(2.1)	$2.4

Diluted (loss) earnings per common share	$(0.04)	$0.16	$(0.10)	$0.12

Diluted weighted-average common shares outstanding	21,817	19,926	20,781	19,788

*The Company believes net service revenue, rather than gross revenue, best reflects the value of services provided to its customers and is the most meaningful indicator of TRC's revenue performance.

Comments on the Second Quarter
“Sustained by growth in our Energy and Environmental segments, TRC's net service revenue (NSR) for the second quarter was up 11.2% from the same period in fiscal 2010,” said Chairman and Chief Executive Officer Chris Vincze. “The combination of the higher NSR and a lower cost structure resulted

TRC
650 Suffolk Street • Lowell, Massachusetts 01854
Telephone 978-970-5600 • Fax 978-453-1995

in significantly improved operating income during the quarter. Our cost reduction initiatives continue to be reflected in our results - both Cost of Service and G&A costs as a percent of NSR declined year over year. Operating income in the quarter grew by $4.4 million from the prior year, and for the first six months of fiscal 2011 is $6.3 million, an improvement of $7.5 million from the same period in the prior year.”

“We concluded the second quarter with $18.5 million of cash and no outstanding borrowings on our revolving credit facility. Primarily as a result of the conversion of the preferred stock to common equity, shareholders' equity increased by $15.2 million during the quarter to $42.6 million.”

“Bolstered by renewed spending for electric transmission and distribution capital projects, the NSR for the Energy segment grew by 26.8% compared to the same quarter in the prior year. The Environmental segment also delivered strong results with NSR growth of 16.7% over the same quarter in the prior year. Our Infrastructure segment, where funding for projects remains constrained, particularly at the state and local levels, experienced an 18.0% decline in NSR from the prior year. The decline in Infrastructure revenue also reflects our aggressive approach toward improving the profitability of this segment by consolidating or rightsizing underperforming businesses.”

Business Outlook
“We are cautious about the near-term outlook given the volatility in our economy and lingering uncertainties within our markets. In addition, we are observing an increase of competition for new projects in all three segments. Although we anticipate normal seasonality for the fiscal third quarter, we are striving to extend our recent momentum. NSR backlog at the end of the second quarter declined by 5% from the previous quarter to $221.8 million.”

“A rapidly evolving regulatory compliance arena and the need to enhance our nation's aging transportation and energy infrastructure continue to present new opportunities for growth. As the United States commences a multi-year upgrade of the electric transmission grid to improve capacity, reliability and dispatch of renewable sources of power generation, hundreds of new project opportunities will be created, and we expect TRC to be considered as a principal provider of integrated Energy and Environmental services. Expansion of natural gas use and the development of shale natural gas also is providing TRC's Energy and Environmental segments with growth opportunities. We are currently pursuing a number of projects in our target geographic markets, including energy efficiency, renewable energy, and transmission/substation projects. Budget deficit issues, the lack of a new federal transportation bill, and state/municipal revenue shortfalls have all affected the infrastructure market as a whole. Until these

TRC
650 Suffolk Street • Lowell, Massachusetts 01854
Telephone 978-970-5600 • Fax 978-453-1995

issues are resolved, TRC's infrastructure strategy remains focused on being a key provider in certain niche markets, both geographically and technically.”

“While the near-term business environment remains uncertain, we are continuing to make investments toward driving revenue growth and executing margin improvement initiatives. In particular, our bundled services initiatives are proving to be successful and give us a competitive advantage when bidding for new projects. We believe our long-term prospects remain strong and macro-industry trends are becoming more favorable,” concluded Vincze.

Conference Call Information
The Company will broadcast its second-quarter fiscal 2011 financial results conference call today, February 2, at 9 a.m. ET. Those who wish to listen to the conference call should visit the “Investor Center” section of TRC's website at www.TRCsolutions.com. The call also may be accessed by dialing (877) 407-5790 or (201) 689-8328 prior to the start of the call. For interested individuals unable to join the live conference call, a webcast replay will be available on the Company's website for one year.

About TRC
A pioneer in groundbreaking scientific and engineering developments since the 1960s, TRC is a national engineering, consulting and construction management firm that provides integrated services to the energy, environmental, and infrastructure markets. TRC serves a broad range of clients in government and industry, implementing complex projects from initial concept to delivery and operation. TRC delivers results that enable clients to achieve success in a complex and changing world. For more information, visit TRC's website at http://www.trcsolutions.com.

Forward-Looking Statements
Certain statements in this press release may be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. You can identify these statements by forward-looking words such as "may," "expects," "plans," "anticipates," "believes," "estimates," or other words of similar import. You should consider statements that contain these words carefully because they discuss TRC's future expectations, contain projections of the Company's future results of operations or of its financial condition, or state other "forward-looking" information. TRC believes that it is important to communicate its future expectations to its investors. However, there may be events in the future that the Company is not able to accurately predict or control and that may cause its actual results to differ materially from the expectations described in its forward-looking statements. Investors are cautioned that all forward-looking statements involve risks and uncertainties, and actual results may differ materially from those discussed as a result of various factors, including, but not limited to, the availability and adequacy of insurance; the uncertainty of our operational and growth strategies; circumstances which could create large cash outflows, such as contract losses, litigation, uncollectible receivables and income tax assessments, including potential payments related to TRC's ongoing IRS audit, if not resolved successfully; regulatory uncertainty; the availability of funding for government projects; the level of demand for TRC's services; product acceptance; industry-wide competitive factors; the ability to continue to attract and retain highly skilled and qualified personnel; and general political or economic conditions. Furthermore, market trends are subject to changes, which could adversely affect future results. See additional discussion in TRC's Annual Report on Form 10-K for the fiscal year ended June 30, 2010, Quarterly Reports on Form 10-Q, and other factors detailed from time to time in the Company's other filings with the Securities and Exchange Commission.

TRC Companies, Inc.

TRC
650 Suffolk Street • Lowell, Massachusetts 01854
Telephone 978-970-5600 • Fax 978-453-1995

Condensed Consolidated Statements of Operations
(in thousands, except per share data)
(Unaudited)

	Three Months Ended		Six Months Ended
	December 24, 2010	December 25, 2009	December 24, 2010	December 25, 2009
Gross revenue	$84,291	$82,264	$163,109	$164,621
Less subcontractor costs and other direct reimbursable charges	23,968	28,024	45,196	53,421
Net service revenue	60,323	54,240	117,913	111,200
Interest income from contractual arrangements	125	187	213	367
Insurance recoverables and other income	2,313	2,643	2,910	5,926

Operating costs and expenses:
Cost of services	51,715	49,880	98,289	100,760
General and administrative expenses	6,312	6,371	12,850	13,049
Provision for doubtful accounts	595	424	1,173	1,110
Depreciation and amortization	1,233	1,846	2,461	3,796
Total operating costs and expenses	59,855	58,521	114,773	118,715
Operating income (loss)	2,906	(1,451)	6,263	(1,222)
Interest expense	(218)	(262)	(415)	(526)
Gain on extinguishment of debt	—	1,716	—	1,716
Income (loss) from operations before taxes and equity in earnings (losses)	2,688	3	5,848	(32)
Federal and state income tax (provision) benefit	(222)	4,481	(686)	4,425
Income from operations before taxes and equity in earnings (losses)	2,466	4,484	5,162	4,393
Equity in earnings (losses) from unconsolidated affiliates, net of taxes	23	(28)	10	(43)
Net income	2,489	4,456	5,172	4,350
Net loss applicable to noncontrolling interest	13	37	34	64
Net income applicable to TRC Companies, Inc.	2,502	4,493	5,206	4,414
Accretion charges on preferred stock	(3,462)	(1,218)	(7,261)	(2,052)
Net (loss) income applicable to TRC Companies, Inc.'s common shareholders	$(960)	$3,275	$(2,055)	$2,362

Basic (loss) earnings per common share	$(0.04)	$0.17	$(0.10)	$0.12
Diluted (loss) earnings per common share	$(0.04)	$0.16	$(0.10)	$0.12

Weighted-average common shares outstanding:
Basic	21,817	19,573	20,781	19,491
Diluted	21,817	19,926	20,781	19,788

TRC
650 Suffolk Street • Lowell, Massachusetts 01854
Telephone 978-970-5600 • Fax 978-453-1995

TRC Companies, Inc.
Condensed Consolidated Balance Sheets
(in thousands, except share data)
(Unaudited)

	December 24, 2010	June 30, 2010
ASSETS
Current assets:
Cash and cash equivalents	$18,546	$14,709
Accounts receivable, less allowance for doubtful accounts	83,005	87,104
Insurance recoverable - environmental remediation	36,442	35,664
Restricted investments	12,241	14,744
Prepaid expenses and other current assets	12,468	9,123
Income taxes refundable	147	388
Total current assets	162,849	161,732
Property and equipment	46,361	47,287
Less accumulated depreciation and amortization	(35,726)	(35,535)
Property and equipment, net	10,635	11,752
Goodwill	14,870	14,870
Investments in and advances to unconsolidated affiliates and construction joint ventures	116	117
Long-term restricted investments	44,243	46,426
Long-term prepaid insurance	42,863	44,529
Other assets	8,286	8,369
Total assets	$283,862	$287,795
LIABILITIES AND EQUITY
Current liabilities:
Current portion of long-term debt	$4,244	$3,629
Accounts payable	26,258	35,871
Accrued compensation and benefits	26,708	22,393
Deferred revenue	21,924	26,486
Environmental remediation liabilities	529	623
Other accrued liabilities	43,857	43,781
Total current liabilities	123,520	132,783
Non-current liabilities:
Long-term debt, net of current portion	5,700	5,815
Long-term income taxes payable	4,580	4,149
Long-term deferred revenue	101,407	102,452
Long-term environmental remediation liabilities	6,025	6,404
Total liabilities	241,232	251,603
Preferred stock, $.10 par value; 500,000 shares authorized, 7,209 shares issued and outstanding as convertible, liquidation preference value of $22,277 as of June 30, 2010	—	8,239
Commitments and contingencies
Equity:
Common stock, $.10 par value; 40,000,000 shares authorized, 27,150,060 and 27,146,578 shares issued and outstanding, respectively, at December 24, 2010 and 19,637,535 and 19,634,053 shares issued and outstanding, respectively, at June 30, 2010	2,715	1,964
Additional paid-in capital	172,519	163,897
Accumulated deficit	(132,677)	(137,883)
Accumulated other comprehensive income	265	133
Treasury stock, at cost	(33)	(33)
Total shareholders' equity applicable to TRC Companies, Inc.	42,789	28,078
Noncontrolling interest	(159)	(125)
Total equity	42,630	27,953
Total liabilities and equity	$283,862	$287,795

TRC
650 Suffolk Street • Lowell, Massachusetts 01854
Telephone 978-970-5600 • Fax 978-453-1995